AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 5, 2002
                                                     REGISTRATION NO. __________

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                            LOEHMANN'S HOLDINGS, INC.

--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

          Delaware                                        13-4129380
-------------------------------                 --------------------------------
(State or other jurisdiction of                        (I.R.S. Employer
incorporation or organization)                        Identification No.)

                               2500 Halsey Street
                              Bronx, New York 10461

                                 (718) 409-2000
    ------------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                           2000 EQUITY INCENTIVE PLAN
                            2000 DIRECTOR OPTION PLAN
                             2001 STOCK OPTION PLAN
--------------------------------------------------------------------------------
                            (Full title of the plans)

                                  Robert Glass
         Chief Operating Officer, Chief Financial Officer and Secretary
                            Loehmann's Holdings, Inc.
                               2500 Halsey Street
                              Bronx, New York 10461
                                 (718) 409-2000

--------------------------------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   COPIES TO:
                            Herbert L. Rosedale, Esq.
                      Jenkens & Gilchrist Parker Chapin LLP
                              The Chrysler Building
                              405 Lexington Avenue
                            New York, New York 10174

                         CALCULATION OF REGISTRATION FEE
================================================================================
TITLE OF SECURITIES                AMOUNT TO BE          PROPOSED MAXIMUM          PROPROPOSED MAXIMUM            AMOUNT OF
TO BE REGISTERED                   REGISTERED(1)     OFFERING PRICE PER SHARE     AGGREGATE OFFERING PRICE     REGISTRATION FEE
Common Stock, $.01 par value            65,250            $12.725(2)                     $830,306.25               $76.39
Common Stock, $.01 par value           197,250             $5.800(3)                   $1,144,050.00              $105.25
Common Stock, $.01 par value            75,000             $5.000(3)                     $375,000.00               $34.50
Common Stock, $.01 par value            25,000             $5.800(3)                     $145,000.00               $13.34
Common Stock, $.01 par value           100,000            $12.725(2)                   $1,272,500.00              $117.07
Common Stock, $.01 par value           200,000            $12.25(3)                    $2,450,000.00              $225.40
====================================================================================================================================

(1) Pursuant to Rule 416(b), there shall also be deemed covered hereby all additional securities resulting from anti-dilution adjustments under the 2000 Equity Incentive Plan, 2000 Director Option Plan and 2001 Stock Option Plan.
(2) The price per share is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based on the average of the bid
($12.50) and ask ($12.95) prices for the Common Stock as reported on the OTC Bulletin Board on April 2, 2002.
(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h), based on the exercise price of presently outstanding options.

PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents, which have been filed by Loehmann's Holdings, Inc. (the "Company") with the Securities and Exchange Commission (the "SEC"), as noted below, are incorporated by reference into this Registration Statement:

         (1) The Company's Annual Report on Form 10-K for the fiscal year ended February 3, 2001, as filed with the SEC on May 3, 2001;

         (2) The Company's Amended Annual Report on Form 10-K/A for the fiscal year ended February 3, 2001, as filed with the SEC on June 4, 2001;

         (3) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended May 5, 2001, as filed with the SEC on June 19, 2001;

         (4) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended August 4, 2001, as filed with the SEC on September 17, 2001;

         (5) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended November 3, 2001, as filed with the SEC on December 12, 2001;

         (6) All documents subsequently filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment, which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.


ITEM 4.  DESCRIPTION OF SECURITIES.

         The authorized capital stock of the Company consists of 5,500,000 shares, par value $.01 per share, of Common Stock, 3,333,333 of which were outstanding as of March 7, 2002, held of record by approximately 695 stockholders. No preferred stock is authorized. All shares of our common stock now outstanding are fully paid and non-assessable. Reference is made to the our Certificate of Incorporation, By-laws and the applicable statutes of the State of Delaware for a more complete description of the rights and liabilities of the holders of our common stock.

         The following summary of certain rights of the common stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of our Certificate of Incorporation and By-laws, as well as the provisions of applicable law.

         The holders of our common stock are entitled to one vote per share on all matters to be voted on by stockholders generally, including the election of directors, are entitled to dividends and other distributions as may be declared from time to time by the board of directors out of any funds legally available for that purpose and will, upon the liquidation, dissolution or winding up of the Company, share ratably in the distribution of all of the Company's assets remaining available for distribution after satisfaction of all of the our liabilities. The holders of the Company's Common Stock do not have cumulative voting rights, preemptive, subscription or conversion rights, or rights applicable to redemption or sinking fund provisions.

ANTI-TAKEOVER EFFECTS OF OUR CERTIFICATE OF INCORPORATION AND BY-LAWS

         The following provisions in our Certificate of Incorporation and By-laws may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest.

         Authorized But Unissued Shares. The authorized but unissued shares of common stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans.

         Special Meetings of Stockholders. According to the Certificate of Incorporation and By-laws of the Company, special meetings of stockholders may only be called by the Chairman, the Chief Executive Officer, or the Board of Directors of the Company. These provisions prevent a group of stockholders from calling a special meeting of stockholders without the Board of Directors of the Company or persons holding the positions specified above.

         Stockholder Action Without a Meeting. According to the Certificate of Incorporation and By-laws of the Company, stockholders may not take action outside of an annual or special meeting. Therefore, unless an annual or special meeting took place, the stockholders of the Company would not be able to approve a corporate action by written consent.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides, in general, that a corporation incorporated under the laws of the State of Delaware, such as the Company, may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court determines such person is fairly and reasonably entitled to indemnity for such expenses. Additionally, pursuant to Section 145 of the DGCL, a Delaware corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such.

         The Company's Certificate of Incorporation provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director for: (i) any breach of the director's duty of loyalty to the Company or its stockholders;
(ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) any payment of a dividend or approval of a stock purchase or other transaction that is illegal under Section 174 of the DGCL; or (iv) any transaction from which the director derived any improper personal benefits. A principal effect of this provision of the Certificate of Incorporation is to limit or eliminate the potential liability of the Company's directors for monetary damages arising from any breach of their duty of care, unless the breach involves one of the four exceptions described in clauses (i) through (iv) of the immediately preceding sentence.

         The Company's Certificate of Incorporation and By-laws provide that the Company shall indemnify to the extent not prohibited by law, any person who is or was made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including, without limitation, an action by, or in the right of, the Company to procure a judgment in its favor, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of the Company, or, at the request of the Company, is or was serving as a director or officer of any other corporation or in a capacity with comparable authority or responsibilities for any partnership, joint venture, trust, employee benefit plan or other enterprise, against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys' fees, disbursements and other charges). The Company shall, from time to time, reimburse or advance to any director or officer or other person entitled to indemnification thereunder the funds necessary for payment of expenses, including attorneys' fees and disbursements incurred in connection with any action, suit or proceeding, in advance of the final disposition of such proceeding, provided, however, that, if required by the DGCL, such expenses incurred by or on behalf of any director or officer or other person may be paid in advance of the final disposition of a proceeding only upon receipt by the Company of an undertaking, by or on behalf of such director or officer or other person indemnified thereunder, to repay any such amount so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that such director, officer or other person is not entitled to be indemnified for such expenses. The Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another entity, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Company would have the power to indemnify such person against such liability under the provisions of the Company's By-laws, the Company's Certificate of Incorporation or under Section 145 of the DGCL or any other provision of law.

ITEM 7.  EXEMPTIONS FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.     EXHIBITS.

Exhibit No.      Description of Exhibit

         4.1     2000 Equity Incentive Plan
         4.2     2000 Director Option Plan*
         4.3     2001 Stock Option Plan**
         5.1 Opinion of Jenkens & Gilchrist Parker Chapin LLP as to the legality of the Common Stock registered hereby
         23.1 Consent of Jenkens & Gilchrist Parker Chapin LLP (contained in the opinion filed as Exhibit 5.1)
         23.2    Consent of Ernst & Young LLP
         24.1    Power of Attorney (included on Page II-7 hereto)

* Incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended February 3, 2001, as filed with the SEC on May 3, 2001.
** Incorporated by reference to the Company's Proxy Statement on Schedule 14A, as filed with the SEC on August 24, 2001.


ITEM 9.  UNDERTAKINGS.

         (A)   The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         Provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (B) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (C) Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 4 day of April, 2002.

                                           LOEHMANN'S HOLDINGS, INC.

                                           By: /s/ Robert Glass
                                               -----------------------------
                                               Robert Glass
                                               Chief Operating Officer
                                               and Chief Financial Officer

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Robert N. Friedman and Robert Glass as his true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                                   Title                                            Date


/s/ Robert N. Friedman
----------------------                                                                  April 4, 2002
Robert N. Friedman                Chief Executive Officer and Director
                                  (Principal Executive Officer)

/s/ Robert Glass
----------------------                                                                  April 4, 2002
Robert Glass                      Chief Operating Officer, Chief Financial Officer
                                  and Director
                                  (Principal Financial and Accounting Officer)

/s/ Joseph Nusim
----------------------                                                                  April 4, 2002
Joseph Nusim                      Co-Chairman and Director


/s/ William J. Fox
----------------------                                                                  April 4, 2002
William J. Fox                    Co-Chairman and Director


/s/ Carol Gigli-Greer
----------------------                                                                  April 4, 2002
Carol Gigli-Greer                 Director


/s/ Cory Lipoff
----------------------                                                                  April 4, 2002
Cory Lipoff                       Director


/s/ Erwin A. Marks
----------------------                                                                  April 4, 2002
Erwin A. Marks                    Director


Exhibit No.      Description of Exhibit

         4.1     2000 Equity Incentive Plan
         4.2     2000 Director Option Plan*
         4.3     2001 Stock Option Plan**
         5.1 Opinion of Jenkens & Gilchrist Parker Chapin LLP as to the legality of the Common Stock registered hereby
         23.1 Consent of Jenkens & Gilchrist Parker Chapin LLP (contained in the opinion filed as Exhibit 5.1)
         23.2    Consent of Ernst & Young LLP
         24.1    Power of Attorney (included on Page II-7 hereto)

* Incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended February 3, 2001, as filed with the SEC on May 3, 2001.
** Incorporated by reference to the Company's Proxy Statement on Schedule 14A, as filed with the SEC on August 24, 2001.